                                                                      Exhibit 10



                              ARRANGEMENT AGREEMENT



                                      Among

                          RAYMOND JAMES FINANCIAL, INC.

                                       and

                      RAYMOND JAMES HOLDINGS (CANADA), INC.

                                       and

                              GOEPEL MCDERMID INC.




                             Dated November 27, 2000

                                TABLE OF CONTENTS


ARTICLE 1 INTERPRETATION..........................................................................................1

         1.1      Definitions.....................................................................................1
         1.2      Schedules.......................................................................................9
         1.3      Interpretation Not Affected by Headings, etc....................................................9
         1.4      Currency........................................................................................9
         1.5      Number and Gender..............................................................................10
         1.6      Date For Any Action............................................................................10
         1.7      Entire Agreement...............................................................................10

ARTICLE 2 THE ARRANGEMENT........................................................................................10

         2.1      Implementation Steps by GMI....................................................................10
         2.2      Implementation Steps by the RJF................................................................11
         2.3      Interim Order..................................................................................11
         2.4      Articles of Arrangement........................................................................11
         2.5      GMI Information Circular.......................................................................13
         2.6      Securities Compliance..........................................................................13
         2.7      Preparation of Filings.........................................................................14

ARTICLE 3 CLOSING................................................................................................15

         3.1      Closing........................................................................................15
         3.2      Form of Instruments............................................................................16

ARTICLE 4 REPRESENTATIONS AND WARRANTIES.........................................................................16

         4.1      Representations and Warranties of GMI..........................................................16
         4.2      Representations and Warranties of the RJF Parties..............................................28
         4.3      Survival of Representations and Warranties.....................................................31

ARTICLE 5 REGULATORY APPROVALS...................................................................................32

         5.1      Applications...................................................................................32
         5.2      Obtaining of Appropriate Regulatory Approvals..................................................32

ARTICLE 6 COVENANTS..............................................................................................32

         6.1      Retention of Goodwill..........................................................................32
         6.2      Retention of Employees.........................................................................32
         6.3      Grant of Options...............................................................................33
         6.4      Material Commitments...........................................................................33
         6.5      Covenants of GMI...............................................................................33
         6.6      Covenants of RJF Parties.......................................................................36
         6.7      Covenant Regarding Non-Solicitation............................................................37
         6.8      Access to Information..........................................................................37
         6.9      Indemnification................................................................................39
         6.10     Estimate of Consolidated Book Value............................................................39

ARTICLE 7 CONDITIONS.............................................................................................40

         7.1      Mutual Conditions Precedent....................................................................40

         7.2      Additional Conditions Precedent to the Obligations of the RJF Parties...........................41
         7.3      Additional Conditions Precedent to the Obligations of GMI.......................................42
         7.4      Notice and Cure Provisions.......... ...........................................................42
         7.5      Satisfaction of Conditions......................................................................43

ARTICLE 8 AMENDMENT AND TERMINATION...............................................................................43

         8.1      Amendment.......................................................................................43
         8.2      Mutual Understanding Regarding Amendments.......................................................43
         8.3      Termination.....................................................................................44

ARTICLE 9 INDEMNITIES.............................................................................................45

         9.1      Effect of Breach of Representation, Warranty or Covenant by GMI.................................45
         9.2      Effect of Breach of Representation, Warranty or Covenant by RJF.................................45
         9.3      Time Limitations on Certain Indemnities.........................................................45
         9.4      Threshold on Indemnities payable to RJ Holdings.................................................45
         9.5      Litigation of Claims by RJ Holdings.............................................................46
         9.6      Litigation Management for Claims by GMI Shareholders............................................46
         9.7      Direct Claims of GMI Shareholders...............................................................46
         9.8      Third Party Claims and RJF......................................................................46
         9.9      Settlement of Third Party Claims by GMI Shareholders............................................47

ARTICLE 10 GENERAL................................................................................................47

         10.1     Notices.........................................................................................47
         10.2     Assignment......................................................................................48
         10.3     Binding Effect..................................................................................48
         10.4     Waiver and Modification.........................................................................49
         10.5     No Personal Liability...........................................................................49
         10.6     Further Assurances..............................................................................49
         10.7     Expenses........................................................................................49
         10.8     Consultation....................................................................................49
         10.9     Governing Law; Arbitration......................................................................50
         10.10    Counterparts....................................................................................51

SCHEDULE 1 - APPROPRIATE REGULATORY APPROVALS.....................................................................52

SCHEDULE 2 - SEE SCHEDULE "E" TO THE MANAGEMENT INFORMATION CIRCULAR..............................................53

SCHEDULE 3 - ARRANGEMENT RESOLUTIONS..............................................................................54

SCHEDULE 4 - SEE SCHEDULE "F" TO THE MANAGEMENT INFORMATION CIRCULAR..............................................55

                              ARRANGEMENT AGREEMENT

THIS AGREEMENT made as of the 27th day of November, 2000

AMONG:

                  RAYMOND JAMES FINANCIAL, INC., a
                  corporation existing under the laws of the State of Florida
                  (hereinafter referred to as "RJF")

                                      -and-

                  RAYMOND JAMES HOLDINGS
                  (CANADA), INC., a corporation existing under the laws of Canada
                  (hereinafter referred to as "RJ HOLDINGS")

                                      -and-

                  GOEPEL MCDERMID INC., a corporation
                  existing under the laws of Canada
                  (hereinafter referred to as "GMI")

WITNESSES THAT in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:


                                    ARTICLE 1
                                 INTERPRETATION

1.1      DEFINITIONS

                  In addition to other terms defined elsewhere in the Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

         "1933 ACT" means the United States Securities Act of 1933, as amended;

         "1934 ACT" means the United States Securities Exchange Act of 1934, as amended;

         "ACCOUNTS RECEIVABLE" means any and all accounts receivable, bills receivable, trade accounts, book debts and insurance claims recorded as receivable in the Books and Records and any other amount due to GMI including any refunds and rebates, and the benefit of all security (including cash deposits), guarantees and other collateral held by GMI;

         "ACCRUED LIABILITIES" means any and all accrued liabilities of GMI incurred in the ordinary course of business, including accruals for vacation pay;

         "ACQUISITION PROPOSAL" means any merger, amalgamation, take-over bid, plan of arrangement, sale of a material portion of its assets (or any lease, long-term supply agreement or other arrangements having the same economic effect as a sale), any material sale of shares or rights or interests therein or thereto or similar transactions involving GMI, or any proposal to do so, excluding the Arrangement;

         "APPROPRIATE REGULATORY APPROVALS" means those rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities as set out on Schedule 1 hereto;

         "ARRANGEMENT" or "PLAN OF ARRANGEMENT" means an arrangement under section 192 of the CBCA substantially in the form attached as Schedule 2 hereto, all on the terms and subject to the conditions set out herein and subject to any amendments or variations thereto made in accordance with section 8.1 or made at the direction of the Court in the Final Order;

         "ARRANGEMENT RESOLUTION" means the special resolution of the holders of GMI Shareholders, to be substantially in the form attached as Schedule 3 hereto;

         "ARTICLES OF ARRANGEMENT" means the articles of arrangement of GMI in respect of the Arrangement, required under the CBCA to be sent to the Director after the Final Order is made;

         "AUDITOR" means Grant Thornton LLP, Chartered Accountants;

         "BALANCE SHEET" means the consolidated balance sheet of GMI as at September 30, 2000, forming part of the Financial Statements;

         "BENEFIT PLANS" means all plans, arrangements, agreements, programs, policies, practices or undertakings for the benefit of the Employees or former employees of GMI or any predecessor (or any of their dependents or beneficiaries), whether oral or written, formal or informal, funded or unfunded, registered or unregistered to which GMI is a party to or bound by or under which GMI has, or will have, any liability or contingent liability, relating thereto;

         "BOOKS AND RECORDS" means all books and records of GMI, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, business reports, plans and projections and all other documents, surveys, plans, files, records, correspondence, and other data and information, financial or otherwise, including all data and information stored on computer-related or other electronic media;

         "BUSINESS DAY" means any day on which commercial banks are open for business in both New York, New York and Vancouver, British Columbia, other than a Saturday or a Sunday;

         "CBCA" means the Canada Business Corporations Act as now in effect and as it may be amended from time to time prior to the Effective Date;

         "CIRCULAR" means the notice of the GMI Meeting and accompanying management information circular to be sent to GMI Shareholders in connection with the GMI Meeting;

         "CLOSING" has the meaning ascribed thereto in section 3.1;

         "CLOSING DATE" has the meaning ascribed thereto in section 3.1;

         "COMMERCIAL BANK LENDERS" means the lenders providing lines of credit to RJF, which, at the date hereof, are Bank One, Bank of America, Citibank and Chase Bank;

         "CONFIDENTIALITY AGREEMENT" means the confidentiality letter agreement dated as of January 14, 2000 between RJF and GMI;

         "CONSOLIDATED BOOK VALUE" has the meaning ascribed thereto in section 6.10;

         "CONVERSION SHARES" means the RJF Common Shares to be issued upon exchange of the Exchangeable Shares or to be issued upon any purchase of the Exchangeable Shares or the Retractable Shares by RJF or its designee;

         "COURT" means the Supreme Court of British Columbia;

         "DIRECT CLAIM" has the meaning ascribed thereto in section 9.6;

         "DIRECTOR" means the Director appointed pursuant to section 260 of the CBCA;

         "DISSENT RIGHTS" means the right of a GMI Shareholder to dissent in respect of the Arrangement in accordance with the provisions of the Interim Order;

         "EFFECTIVE DATE" means the effective date as shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement;

         "EFFECTIVE TIME" means 12:01 a.m. (Vancouver time) on the Effective
         Date;

         "EMPLOYEES" means all officers and directors of GMI and any individuals employed or retained (including any individuals or persons registered in any capacity to trade securities or sell insurance products who are independent or dependant contractors) by GMI, including for greater certainty, those employees on long term disability leave or other absence;

         "ENCUMBRANCE" means any pledge, lien, charge, security interest, lease, title retention agreement, mortgage, restriction, development or similar agreement, easement, right-of-way, title defect, option or adverse claim, or encumbrance of any kind or character whatsoever;

         "ENVIRONMENTAL APPROVALS" means all permits, certificates, licenses, authorizations, consents, instructions or directions having the force of law, registrations, or approvals issued or required by Governmental Authorities pursuant to Environmental Laws with respect to the operation of GMI, its business or its assets;

         "ENVIRONMENTAL LAWS" means all Laws relating in full or in part to the protection of the environment and employee and public health and safety, and includes those relating to the storage, generation, use, handling, manufacture, processing, labeling, advertising, sale, display, transportation, treatment, release and disposal of hazardous substances;

         "EQUIPMENT CONTRACTS" means all motor vehicle leases, equipment leases, conditional sales contracts, title retention agreements and other similar agreements relating to equipment used by GMI;

         "ESCROW AGENT" means Montreal Trust Company of Canada, acting in its capacity as escrow agent under the Escrow Agreement;

         "ESCROW AGREEMENT" means an agreement to be made among GMI, on behalf of GMI Common Shareholders, RJ Holdings and the Escrow Agent relating to the Escrowed Securities, in substantially the form attached as Appendix 2 to the Plan of Arrangement, with such changes thereto as the parties hereto, acting reasonably, may agree;

         "ESCROWED SECURITIES" means the Class B and Class C Retractable Shares and the Class E Exchangeable Shares;

         "EXCHANGE RATIO" means:

                  (A/B)
                  -----
                    C

                  where:

                  A = $15.00

                  B = the Foreign Exchange Rate

                  C = US$25.75

         "EXCHANGEABLE SHARES" means the Class D and Class E non-voting exchangeable shares in the capital of RJ Holdings, having substantially the rights, privileges, restrictions and conditions set out in Appendices 1-D and 1-E of the Plan of Arrangement, respectively, and a reference to "CLASS D EXCHANGEABLE SHARES" or "CLASS E EXCHANGEABLE SHARES" shall mean only that class of Exchangeable Shares;

         "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

         "FINANCIAL STATEMENTS" means the audited financial statements of GMI for the fiscal years ended March 31, 1999 and 2000, consisting of the balance sheet and the statements of earnings and retained earnings and changes in financial position and all notes thereto as reported upon by the Auditor and unaudited financial statements of GMI for the six months ended September 30, 2000, consisting of the balance sheet and the statements of earnings and retained earnings and changes in financial position and all notes thereto, true and correct copies of which were previously delivered by GMI to RJF;

         "FIXED ASSETS" means the fixed assets, machinery, equipment, fixtures, furniture, furnishings and vehicles owned or used or held by GMI, including any which are in storage or in transit, and other tangible property and facilities used by GMI whether located in or on the premises of GMI or elsewhere;

         "FOREIGN EXCHANGE RATE" means the average noon buying rate in Canadian dollars for a US dollar as quoted by the Bank of Canada for the period of 20 Business Days ending on the fifth Business Day prior to the Effective Date;

         "GMI COMMON SHARES" means the common voting shares in the capital of GMI and "GMI COMMON SHAREHOLDERS" means the holders of such GMI Common Shares;

         "GMI DISCLOSURE LETTER" means that certain letter dated as of even date herewith and delivered by GMI to RJF;

         "GMI MEETING" means the special meeting of the GMI Shareholders, including any adjournment thereof, to be called to consider the Arrangement;

         "GMI PREFERRED SHARES" means the Class A non-voting preferred shares in the capital of GMI and "GMI PREFERRED SHAREHOLDERS" means the holders of such shares;

         "GMI SHAREHOLDERS" means collectively the GMI Common Shareholders and GMI Preferred Shareholders;

         "GMI SHAREHOLDERS' AGREEMENT" means the agreement dated as of April 1, 1988, as amended, among GMI and all the GMI Shareholders;

         "GOVERNMENTAL AUTHORITIES" means any government, regulatory authority, regulatory agencies, self-regulatory organizations, governmental department, agency, bureau, commission, board, tribunal, central bank, arbitral body, crown corporation, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof or any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

         "GOVERNMENTAL AUTHORIZATIONS" means all material authorizations, approvals, orders, consents, directives, notices, licenses, permits, variances, registrations or similar rights issued to or required by GMI by any Governmental Authorities necessary to enable GMI to carry on its business in the ordinary course;

         "INCLUDING" means including without limitation;

         "INDEMNIFIED PARTY" shall have the meaning ascribed thereto in section 9.6;

         "INDEMNIFYING PARTY" shall have the meaning ascribed thereto in section 9.6;

         "INFORMATION" has the meaning ascribed thereto in subsection 6.8(b);

         "INTERIM ORDER" means the interim order of the Court in respect of the Arrangement, as contemplated by section 2.3;

         "LAWS" means all statutes, laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, tax treaties, policies, guidelines, notices, directions and judgements or other requirements of any Governmental Authority, stock exchange or statutory body (including The New York Stock Exchange), and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property, securities or pension or benefit plans and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property, securities or pension or benefit plans;

         "LEASED REAL PROPERTY" means all premises which are leased, subleased, licensed or otherwise occupied by GMI and the interest of GMI therein;

         "LETTER OF TRANSMITTAL AND ELECTION FORM" means the Letter of Transmittal and Election Form distributed by GMI to the GMI Shareholders, in the form accompanying the Circular;

         "LOSS" means any and all losses, claims, demands, judgements, settlements, assessments, reassessments, costs, expenses and damages of any nature whatsoever, including reasonable legal fees and Taxes;

         "MATERIAL ADVERSE CHANGE" when used in relation to RJF or GMI, as the case may be, means any change, event, occurrence or effect thereof that is, or would reasonably be expected to be, material and adverse to the business, operations, financial condition or prospects of such party and its Subsidiaries taken as a whole other than any change, event, occurrence or effect thereof relating to (i) the Canadian or United States' economy or securities markets in general or (ii) the North American securities brokerage, investment banking or financial services industry in general (including commodity prices) but not specifically relating to RJF or GMI;

         "MATERIAL ADVERSE EFFECT" when used in connection with RJF or GMI, means any matter or action that has an effect that is, or would reasonably be expected to be, material and adverse to the business, operations, financial condition or prospects of such party and its Subsidiaries taken as a whole;

         "MATERIAL CONTRACT" means any contract (i) involving aggregate payments to or by GMI in excess of $250,000 in any one year, (ii) involving aggregate payments to or by GMI in excess of $1,000,000 over any period of time, (iii) involving material rights or obligations of GMI that may reasonably extend beyond one year, (iv) which is outside the ordinary course of business, or (v) which does not or cannot be terminated without material penalty on less than three months notice;

         "OPTIONEES" has the meaning ascribed thereto in section 6.3;

         "PENSION PLANS" means any and all benefits relating to retirement or retirement savings including, without limitation, pension plans, pensions or supplemental pensions, registered retirement savings plans, "registered pension plans" (as defined in the Income Tax Act (Canada)) and "retirement compensation arrangements" (as defined in the Income Tax Act (Canada));

         "PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, transfer agent, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organisation, Governmental Authority, syndicate or other entity, whether or not having legal status;

         "PRE-EFFECTIVE PERIOD" means the period from and including the date hereof to and including the Effective Time;

         "REAL PROPERTY LEASES" means those agreements to lease, leases, subleases or licenses or other occupancy rights pursuant to which GMI uses or occupies any part of the Leased Real Property, including all amendments and supplements thereto;

         "REDEMPTION FUNDS" has the meaning ascribed thereto in subsection 1(a) of the Escrow Agreement;

         "REGISTER", "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing one or more Registration Statements or similar document in compliance with the 1933 Act and the declaration or ordering of effectiveness of such Registration Statement or document by the SEC;

         "REGISTRABLE SECURITIES" means

                  (a)      the Conversion Shares; and

                  (b) any RJF Common Shares issued or issuable with respect to the Conversion Shares, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on the exchange of the Exchangeable Shares;

         "REGISTRATION STATEMENT" means a registration statement on Form S-1 or Form S-3 or any similar or successor form then appropriate for or applicable to the offer and sale of the Registrable Securities and filed under the 1933 Act;

         "REPRESENTATIVES" has the meaning ascribed thereto in subsection
         6.8(a);

         "RETENTION LETTER" has the meaning ascribed thereto in section 6.2;

         "RETRACTABLE SHARES" means the Class A, Class B and Class C non-voting retractable shares in the capital of RJ Holdings, having substantially the rights, privileges, restrictions and conditions set out in Appendices 1-A, 1-B and 1-C of the Plan of Arrangement, respectively, and a reference to "CLASS A RETRACTABLE SHARES", "CLASS B RETRACTABLE SHARES" or "CLASS C RETRACTABLE SHARES" shall mean only that class of Retractable Shares;

         "RJF COMMON SHARES" means the common shares, US$0.01 par value, of RJF;

         "RJF OPTION PLAN" has the meaning ascribed thereto in section 6.3;

         "RJF OPTIONS" has the meaning ascribed thereto in section 6.3;

         "RJF PARTIES" means RJF and RJ Holdings, collectively;

         "SEC" means the United States Securities and Exchange Commission;

         "SECURITIES ACT" means the Securities Act (British Columbia), as now in effect and as it may be amended from time to time prior to the Effective Date;

         "SECURITIES OFFENCE" means any action within the 36 months preceding the date of this Agreement that, when it occurred, constituted a breach of the Securities laws in any jurisdictions in which

         GMI carries on business, or regulations thereunder, the bylaws, regulations or policies of the Investment Dealers Association of Canada, or the by-laws, rules or polices of any of The Toronto Stock Exchange, the Canadian Venture Exchange, the Montreal Exchange or the Winnipeg Stock Exchange;

         "SUBSIDIARY" has the meaning ascribed thereto in the Securities Act;

         "SUPPORT AGREEMENT" means an agreement to be made among the RJF Parties, GMI and the Transfer Agent in substantially in the form attached as Schedule 4 hereto, with such changes thereto as the parties hereto, acting reasonably, may agree;

         "TAXES" means:

                  (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, business taxes, registration fees, license taxes, withholding taxes, payroll taxes, employment taxes, Canada Pension Plan, Quebec and other government pension premiums, employer health taxes or contributions, excise taxes, severance, social security premiums, workers' compensation premiums, employment insurance, health insurance or compensation premiums, health, social services, education and social security taxes, stamp taxes, occupation taxes, premium taxes, land transfer taxes, realty taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales taxes, customs duties, surtaxes, import and export taxes or other taxes, fees, imports, assessments, duties, premiums, imposts, levies or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, fines, additional taxes and additions to tax imposed with respect to the foregoing; and

                  (b) any liability for the payment of any amount of the type described in the immediately preceding clause
                           (a) as a result of being a "transferee" (within the meaning of section 6901 of the United States Internal Revenue Code or any other applicable Laws) of another entity or a member of an affiliated or combined group.

         "TAX RETURNS" include all returns, declarations, reports, elections, notices, filings, information returns and statements filed or required to be filed in respect of Taxes;

         "TERMINATION FOR CAUSE" means the termination by GMI of any Employee as a result of any of the following events or reasons:

                  (a) wilful breach or non-observance by the Employee of any of the material conditions or obligations of his or her employment with GMI;

                  (b) neglect or refusal by the Employee to carry out any of his or her duties as an Employee of GMI;

                  (c)      neglect or unsatisfactory performance of such duties;

                  (d) insubordinate or insulting behaviour towards GMI, its officers and clients or other Employees of GMI;

                  (e) conduct of the Employee which is materially detrimental to GMI, including without limitation, the Employee being charged with, cited for or convicted of an indictable offence under the Criminal Code of Canada or a Securities Offence; or

                  (f) misconduct or omissions which would constitute cause for dismissal at common law.

         "THIRD PARTY" has the meaning ascribed thereto in sections 9.8;

         "THIRD PARTY CLAIM" has the meaning ascribed thereto in section 9.6;
         and

         "TRANSFER AGENT" means Montreal Trust Company of Canada acting as transfer agent under the Support Agreement or any other such transfer agent under the Support Agreement chosen by GMI or RJF, acting reasonably.

1.2      SCHEDULES

                  The following are the schedules attached to this Agreement:

                      SCHEDULE                        DESCRIPTION
                      ----------                      -----------
                      Schedule 1              Appropriate Regulatory Approvals

                      Schedule 2              Plan of Arrangement

                      Schedule 3              Arrangement Resolution

                      Schedule 4              Support Agreement

1.3      INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

                  The division of this Agreement into Articles, sections, subsections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article", "section" or "subsection" followed by a number and/or a letter refer to the specified Article, section or subsection of this Agreement. The terms "this Agreement," "hereof," "herein," "hereto" and "hereunder" and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, section, subsection or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.4      CURRENCY

                  All sums of money referred to in this Agreement are expressed in lawful money of Canada unless preceded by "US", in which case the reference is to lawful money of the United States of America.

1.5      NUMBER AND GENDER

                  Unless the context otherwise requires in this Agreement, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.6      DATE FOR ANY ACTION

                  In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.7      ENTIRE AGREEMENT

                  This Agreement and the agreements and other documents herein referred to constitute the entire agreement between the parties hereto pertaining to the terms of the Arrangement and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Arrangement.


                                    ARTICLE 2
                                 THE ARRANGEMENT

2.1      IMPLEMENTATION STEPS BY GMI

                  GMI covenants in favour of the RJF Parties that GMI shall:

         (a) as soon as practicable, apply in a manner acceptable to RJF, acting reasonably, under section 192 of the CBCA for the Interim Order, and thereafter proceed with and diligently pursue the obtaining of the Interim Order;

         (b) as soon as reasonably practicable after obtaining the Interim Order, and in any event not later than December 21, 2000 convene and hold the GMI Meeting for the purpose of considering the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting);

         (c) subject to obtaining such shareholder approval as is required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order;

         (d) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, send to the Director, for endorsement and filing, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement;

         (e) on or before the Closing Date, execute and deliver the Support Agreement; and

         (f) on or before the Closing Date, execute and deliver the Escrow Agreement.

2.2      IMPLEMENTATION STEPS BY THE RJF PARTIES

                  The RJF Parties covenant in favour of GMI that, on or prior to the Closing Date and subject to the satisfaction or waiver of the other conditions herein contained in favour of RJF:

         (a) RJF shall cause RJ Holdings to have share capital with substantially the rights, privileges, restrictions and conditions described in Appendices 1-A to 1-E of the Plan of Arrangement;

         (b)      RJF and RJ Holdings shall execute and deliver the Support
                  Agreement;

         (c) RJF and RJ Holdings shall execute and deliver the Escrow Agreement; and

         (d) RJ Holdings shall deliver to the Escrow Agent the funds required to redeem the Retractable Shares pursuant to the Escrow Agreement.

2.3      INTERIM ORDER

                  The notice of motion for the application referred to in subsection 2.1(a) shall request that the Interim Order provide:

         (a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the GMI Meeting and for the manner in which such notice is to be provided;

         (b) that the requisite shareholder approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by GMI Shareholders present in person or by proxy at the GMI Meeting;

         (c) that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of GMI, including quorum requirements and all other matters, shall apply in respect of the GMI Meeting; and

         (d)      for the grant of the Dissent Rights.

2.4      ARTICLES OF ARRANGEMENT

                  The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, provide substantially as follows:

         (a) each outstanding GMI Preferred Share that is held by a holder other than a Person who has exercised its Dissent Rights shall be, and shall be deemed to be exchanged for $0.50;

         (b) subject to the pro rating provisions set forth in subsection 2.4(d), GMI Common Shares held by a GMI Shareholder will be transferred by the holder thereof, without any act or formality on his part, to RJ Holdings in exchange for,

                  (i) a number of Class A Retractable Shares together with the same number of Class B Retractable Shares, in each case equal to the number of GMI Common Shares so held; or

                  (ii) cash in an amount equal to the number of GMI Common Shares so held multiplied by $15.00; or

                  (iii) a number of Class D Exchangeable Shares equal to 0.7 multiplied by the number of GMI Common Shares so held multiplied by the Exchange Ratio, together with a number of Class E Exchangeable Shares equal to 0.3 multiplied by the number of GMI Common Shares so held multiplied by the Exchange Ratio; or

                  (iv)     a combination of the foregoing,

                  all as set out in or derived from such holder's Letter of Transmittal and Election Form.

         (c) RJ Holdings will not, pursuant to clause 2.4(b)(iii) or under any other circumstances, be obligated to issue any fraction of an Exchangeable Share. If any fractional interest in an Exchangeable Share would, except for the provisions of this subsection 2.4(c), be issuable to any holder of GMI Common Shares, RJ Holdings shall deliver the nearest whole number of Exchangeable Shares to such holder of GMI Common Shares, rounding down;

         (d) no more than 1,000,000 Exchangeable Shares will be issued, and if elections are made for more than 1,000,000 Exchangeable Shares, then each of the holders of GMI Common Shares who has elected to receive Exchangeable Shares will be allocated a number of Exchangeable Shares that is not less than the lesser of (i) the holder's pro rata share calculated in the manner provided pursuant to the Plan of Arrangement and (ii) the number of Exchangeable Shares the holder has actually elected to receive, and the remaining balance of the Exchangeable Shares, if any, will be allocated among the holders who have elected to receive more than their pro rata share (the "OVER-ELECTING HOLDERS") in the proportion that each Over-electing Holder's percentage of the holdings of GMI Common Shares immediately prior to the Effective Time bears to the holdings of all Over-electing Holders, provided that if such allocation exceeds an Over-electing Holder's actual election to receive Exchangeable Shares, such excess shall be allocated on the foregoing basis among the remaining Over-electing Holders;

         (e) all Class A Retractable Shares and Class D Exchangeable Shares shall be issued and delivered, and all cash consideration pursuant to clause 2.4(b)(ii) shall be paid to the holders of GMI Common Shares on the Effective Date;

         (f) 30% of the cash consideration received by a holder of GMI Common Shares pursuant to clause 2.4(b)(ii) will be paid by such holder to RJ Holdings to purchase Class C Retractable Shares at a price of $4.50 per share;

         (g) all of the Escrowed Securities shall be issued and delivered to the Escrow Agent on the Effective Date, to be held in escrow pursuant to the terms of the Escrow Agreement;

         (h) RJ Holdings shall be and shall be deemed to be the registered and beneficial owner of all outstanding GMI Common Shares and GMI Preferred Shares exchanged as aforesaid;

         (i) the articles of GMI shall be amended so that the number of directors of GMI will be not less than three nor more than seven directors; and

         (j) the existing directors of GMI shall cease to hold office, and the following persons will be the directors of GMI, to hold office until the next annual meeting of GMI:

                  (i)      Kenneth A. Shields;

                  (ii)     Ronald Sakkal;

                  (iii)    Michael Scott; and

                  (iv)     Jeffrey P. Julien.

2.5      GMI INFORMATION CIRCULAR

                  As soon as practicable after the execution and delivery of this Agreement, and no later than November 29, 2000, GMI shall prepare the Circular together with any other documents required by applicable Laws in connection with the Arrangement, and GMI shall cause the Circular and other documentation required in connection with the GMI Meeting to be sent to each GMI Shareholder and filed as required by the Interim Order and applicable Laws.

2.6      SECURITIES COMPLIANCE

         (a) RJF and GMI shall use all reasonable efforts to obtain all orders required from the applicable Canadian securities authorities to permit the issuance of:

                  (i) the Exchangeable Shares and/or Retractable Shares issued pursuant to the Arrangement and their resale to RJ Holdings, its nominee or RJF; and

                  (ii) the RJF Common Shares issued upon exchange of the Exchangeable Shares from time to time or issued from time to time in consideration for Exchangeable Shares and their first resale outside of Canada subject to certain conditions, in each case without qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Authority under any Canadian federal or provincial securities or other Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws (other than, with respect to resales, any restrictions on transfer by reason of, among other things, a holder being a "control person" of RJF or GMI for purposes of Canadian federal or provincial securities Laws).

         (b) Filing. RJF shall prepare and file, at its expense, with the SEC prior to the Closing Date a Registration Statement or Registration Statements (as necessary) covering the issuance of the Registrable Securities.

         (c) RJF shall use its commercially reasonable efforts to cause the Registration Statement or Registration Statements (as necessary) covering the issuance of the Registrable Securities to be declared effective by the SEC prior to the Effective Date, or as soon thereafter as possible, and to maintain the effectiveness of such registration for the period that any Exchangeable Shares remain outstanding.

         (d) RJF shall reasonably cooperate with GMI's legal counsel, Borden Ladner Gervais LLP, in performing RJF's obligations under the terms of section 2.6(a).

         (e) Whenever required under the terms of this section 2 to effect the registration of any Registrable Securities, RJF will, as expeditiously as possible, fulfill the following obligations:

                  (i) RJF shall furnish to each of the holders of the Exchangeable Shares such numbers of copies of a prospectus (not to exceed three), in conformity with the requirements of the 1933 Act, and such other documents as it may reasonably request; and

                  (ii) RJF shall use its commercially reasonable efforts to cause all the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by RJF are then listed.

2.7      PREPARATION OF FILINGS

         (a)      The RJF Parties and GMI shall cooperate in:

                  (i) the preparation of any applications for orders and the preparation of any required registration statements and any other documents reasonably deemed by the RJF Parties or GMI to be necessary to discharge their respective obligations under United States and Canadian federal, provincial, territorial or state securities Laws in connection with the Arrangement and the other transactions contemplated hereby;

                  (ii) the taking of all such action as may be required under any applicable United States and Canadian federal, provincial, territorial or state securities Laws (including "blue sky" laws) in connection with the issuance of the Exchangeable and/or Retractable Shares and the RJF Common Shares in connection with the Arrangement; provided, however, that with respect to the United States "blue sky" and Canadian provincial or territorial qualifications neither the RJF Parties nor GMI shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the offer and sale of the Exchangeable and/or Retractable Shares and the RJF Common Shares; and

                  (iii) the taking of all such action as may be required under the CBCA and the Initial Order and the Final Order in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

         (b) Each of the RJF Parties and GMI shall furnish to the others all such information concerning it and its shareholders as may be required (and in the case of RJF's shareholders, available to it) to effect the actions described in sections 2.5 and 2.6 and the foregoing provisions of this section 2.7, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

         (c) GMI shall ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the RJF Parties). Without limiting the generality of the foregoing, GMI shall ensure that the Circular provides holders of GMI Common Shares with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the GMI Meeting.

         (d) Each of the RJF Parties and GMI shall notify the other parties hereto if at any time before the Closing it becomes aware that the Circular or an application for an order or a registration statement described in section 2.6 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application or registration statement. In any such event, the RJF Parties and GMI shall cooperate in the preparation of a supplement or amendment to the Circular or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to GMI Shareholders and/or filed with the relevant securities regulatory authorities.


                                    ARTICLE 3
                                     CLOSING

3.1      CLOSING.

                  At 11:00 a.m. local time on December 28, 2000 at the offices of Borden Ladner Gervais LLP, 1200 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada or such other time, date or place as the parties agree (the "CLOSING DATE"):

         (a) the executed Support Agreement, Voting Trust and Exchange Agreement and Escrow Agreement shall be delivered by each of the parties thereto to each of the other parties thereto;

         (b) GMI shall deliver a certificate to the RJF Parties pursuant to subsection 7.2(b);

         (c) the RJF Parties shall deliver certificates to GMI pursuant to subsection 7.3(b);

         (d) RJ Holdings shall deliver all Class A Retractable Shares and Class D Exchangeable Shares issuable to each holder of GMI Common Shares pursuant to subsection 2.4(b);

         (e) RJ Holdings shall pay to each holder of GMI Common Shares who elects to receive cash consideration pursuant to clause 2.4(b)(ii) the amount payable to such holder and each such holder shall direct that 30% of such cash consideration shall be applied to purchase Class C Retractable Shares from RJ Holdings at a price of $4.50 per share;

         (f) RJ Holdings or its designee shall deliver the Escrowed Securities to the Escrow Agent, pursuant to the Escrow Agreement;

         (g) RJ Holdings shall deliver the Redemption Funds to the Escrow Agent, pursuant to the Escrow Agreement;

         (h) GMI shall deliver to the RJF Parties evidence of the termination of the GMI Shareholders' Agreement as of the Effective Time, in such form as is acceptable to the RJF Parties, acting reasonably;

         (i) RJF and the Optionees shall deliver executed agreements governing the grant of the RJF Options to each of such Optionees; and

         (j) each of the RJF Parties and GMI shall deliver such customary certificates, resolutions, opinions and other closing documents as may be required by the other parties hereto, acting reasonably,

(the "CLOSING"). Upon the foregoing deliveries having been made, GMI shall forthwith file the Articles of Arrangement and all other documents necessary to effect the Plan of Arrangement effective as of the Effective Time.

                  Notwithstanding the foregoing, unless this Agreement has been previously terminated pursuant to the provisions of section 8.3, the Closing shall be delayed until the third Business Day after all of the conditions set forth in Article 7 have been satisfied.

3.2      FORM OF INSTRUMENTS.

                  All of the instruments to be executed, filed, or delivered hereunder at the Closing shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to GMI and the RJF Parties. In addition, each of the RJF Parties and GMI shall deliver to the other a certificate, dated as of the Closing Date, confirming that all conditions set forth in Article 7 pertaining to them have been satisfied.


                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

4.1      REPRESENTATIONS AND WARRANTIES OF GMI

                  GMI represents and warrants to and in favour of the RJF Parties as follows and acknowledges that the RJF Parties are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

         (a)      Organisation.

                  (i) GMI has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted. All of the outstanding shares in the capital of GMI are validly issued, fully paid and non-assessable, and as at the Effective Time will be free and clear of all Encumbrances and there will be no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares in the capital of GMI; and

                  (ii) Except as disclosed in the GMI Disclosure Letter, GMI does not have any interest in any other corporation or entity, except for interests acquired in the ordinary course of its business as an underwriter or inventory positions acquired in the ordinary course of business and GMI is not a partner beneficiary, transfer agent, co-tenant, joint venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking.

         (b) Capitalization. The authorised capital of GMI consists of an unlimited number of GMI Common Shares and an unlimited number of GMI Preferred Shares. As of the date of this Agreement, 7,172,393 GMI Common Shares and 7,172,393 GMI Preferred Shares were outstanding, which shares have been duly and validly issued and are outstanding as fully paid and non-assessable shares in the capital of GMI.

                  Except as disclosed in the GMI Disclosure Letter, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating GMI to issue or sell any shares of GMI or securities or obligations of any kind convertible into or exchangeable for any shares of GMI, nor is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of GMI.

                  Except as disclosed in the GMI Disclosure Letter, there are no outstanding bonds, debentures or other evidences of indebtedness of GMI having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the GMI Common Shares and GMI Preferred Shares on any matter. There are no outstanding contractual obligations of GMI to repurchase, redeem or otherwise acquire any of its outstanding securities, except as may be contained in the GMI Shareholders' Agreement.

         (c)      Authority and No Violation.

                  (i) GMI has the requisite corporate power and authority to enter into this Agreement, the Escrow Agreement and the Support Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Escrow Agreement and the Support Agreement by GMI and the consummation by GMI of the transactions contemplated hereunder and thereunder, have been duly authorised by its Board of Directors and no other corporate proceedings on its part are necessary to authorise this Agreement, the Escrow Agreement and the Support Agreement, or the transactions contemplated hereby or thereby, other than:

                           (A) with respect to the Circular and other matters relating solely to the implementation of the Arrangement, the approval of the Board of Directors of GMI; and

                           (B) with respect to the completion of the Arrangement, the approval of the GMI Shareholders.

                  (ii) This Agreement has been, and at the Effective Time the Escrow Agreement and the Support Agreement shall be, duly executed and delivered by GMI and constitutes (or in the case of the Escrow Agreement and the Support Agreement, shall constitute) its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity.

                  (iii)    The board of directors of GMI has:

                           (A) determined that the Arrangement is fair to the GMI Shareholders and is in the best interests of GMI; and

                           (B) determined to recommend that the GMI Shareholders vote in favour of the Arrangement.

                  (iv) The approval of this Agreement, the execution and delivery by GMI of this Agreement, the performance by it of its obligations hereunder and the completion of the Arrangement and the transactions contemplated thereby, will not, except as disclosed in the GMI Disclosure Letter:

                           (A) result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights or payment obligation under any provision of:

                                    (I)      its certificate of continuance,
                                             articles, by-laws or other charter
                                             documents, including the GMI
                                             Shareholders' Agreement or any
                                             other agreement;

                                    (II)     subject to obtaining the
                                             Appropriate Regulatory Approvals
                                             relating to GMI, any Laws,
                                             regulation, order, judgement or
                                             decree; or

                                    (III)    any Material Contract or any
                                             material license or permit to which
                                             GMI is party or by which it is
                                             bound;

                           (B) give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available;

                           (C) result in the imposition of any Encumbrance upon any of its material assets or a material portion of its assets, or restrict, hinder, impair or limit the ability of GMI to carry on the business of GMI as and where it is now being carried on; and

                           (D) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Employee or increase any benefits otherwise payable under any GMI Plan or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options.

                  (v) No consent, approval, order or authorisation of, or declaration or filing with, any Governmental Authority or other Person is required to be obtained by GMI in connection with the execution and delivery of this Agreement or the consummation by GMI of the transactions contemplated hereby other than:

                           (A)      the Interim Order;

                           (B)      any approvals required by the Interim Order;

                           (C)      the Final Order;

                           (D)      filings with the Director under the CBCA;
                                    and

                           (E) the Appropriate Regulatory Approvals relating to GMI.

         (d) No Defaults. GMI is not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under any contract, agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect.

         (e) Absence of Certain Changes or Events. Except as disclosed in the GMI Disclosure Letter, since September 30, 2000, GMI has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not occurred:

                   (i) any change in its condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects and those of its Subsidiaries, that has had, or could reasonably be expected to have, a Material Adverse Effect;

                   (ii) any damage, destruction or loss, whether covered by insurance or not, that has had, or could reasonably be expected to have, a Material Adverse Effect;

                   (iii) any redemption, repurchase or other acquisition of GMI Common Shares or GMI Preferred Shares by GMI, other than a redemption, purchase or other acquisition made pursuant to the GMI Shareholders' Agreement which involves no greater than four percent of the issued and outstanding GMI Common Shares and GMI Preferred Shares, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to GMI Common Shares or GMI Preferred Shares;

                  (iv) any increase in or modification of the compensation payable or to become payable by it to any Employee, or any grant to any Employee of any increase in severance or termination pay, except as approved in writing by RJF, or any payment of bonuses to Employees in an aggregate amount which would reduce the Consolidated Book Value to less than $61,000,000;

                  (v) any material increase in or modification of any Benefit Plans;

                  (vi)     any grant of stock options by GMI;

                  (vii) any acquisition or sale of its property or assets, which for the purposes of this clause 4.1(e)(vii), excludes customer receivables and customer Registered Retirement Savings Plan accounts, aggregating two percent or more of GMI's total consolidated property and assets as reflected on the Balance Sheet;

                  (viii) (A) other than loans made in the ordinary and regular course of business consistent with past practice and drawings on its credit facilities in existence as at the date hereof made in the ordinary and regular course of business consistent with past practice, any incurrence, assumption or guarantee by it of any debt for borrowed money or any other liability or obligation (whether accrued, absolute, contingent or otherwise which continue to be outstanding), (B) any issuance or sale of any securities convertible into or exchangeable for its debt securities, or (C) any issuance or sale of options or other rights to acquire from it debt securities or any securities convertible into or exchangeable for any such debt securities;

                  (ix) any creation or assumption by it of any Encumbrance on any asset, which for the purposes of this clause 4.1(e)(ix) excludes customer receivables and customer Registered Retirement Savings Plan accounts;

                  (x) any entering into, amendment of, relinquishment, termination or non-renewal by it of any Material Contract or any material license, permit, commitment or other right or obligation;

                  (xi) any labour dispute or charge of unfair labour practice, any activity or proceeding by a labour union or representative thereof to organise any of its Employees or any campaign being conducted to solicit authorisation from Employees to be represented by such labour union;

                  (xii) any resolution to approve a split, combination or reclassification of any of its outstanding shares;

                  (xiii) any material change in its accounting methods, principles or practices; and

                  (xiv) any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement (except to the extent such representation and warranty speak as of a specific date, which for greater certainty includes the use of the phrase "as at the date hereof") untrue or incorrect as of the date when made.

         Additionally, except as disclosed in the GMI Disclosure Letter since March 31, 2000:

                   (xv) GMI has not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except as incurred in the ordinary course of business and which do not individually or in the aggregate have a Material Adverse Effect on GMI;

                   (xvi) GMI has not (A) cancelled any debts or entitlements except in the ordinary and usual course of business,
                            (B) discharged or satisfied any Encumbrance other than in the ordinary and usual course of business, or (C) paid any obligation or liability (fixed or contingent) other than liabilities included in the Balance Sheet or liabilities incurred since the date of the Balance Sheet in the ordinary and usual course of business;

                   (xvii) GMI has not suffered an operating loss or any extraordinary loss, waived or omitted to take any action in respect of any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business where such commitment or transaction does or would have a Material Adverse Effect on GMI; and

                   (xviii) GMI has not authorised, agreed or otherwise become committed to do any of the foregoing acts or matters listed in clauses 4.1(e)(i) through (xvii).

         (f)      Employment Matters. Except as disclosed in the GMI Disclosure
                  Letter:

                  (i) as at the date hereof no Employee is on long-term disability leave, extended absence or receiving benefits pursuant to the Workplace Safety and Insurance Act (Ontario) or similar workers' compensation legislation in other provinces;

                  (ii) there are no written contracts of employment entered into with any Employees or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable Law.

                  (iii) except for the Benefit Plans set out in the GMI Disclosure Letter, there are no employment policies or plans which are binding upon GMI.

                  (iv) GMI is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to any Employee except as required by applicable Law.

                  (v) GMI is not a party to any collective bargaining agreement nor subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or threatened strikes or lockouts at GMI.

                  (vi) GMI is not subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to employment or termination of employment of Employees, other than those claims or such litigation as would individually or in the aggregate not have a Material Adverse Effect.

                  (vii) GMI has operated in all material respects in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations and there are as at the date hereof no current, pending or threatened proceedings before any board or tribunal with respect to any of the above areas.

         (g) Disclosure. GMI has disclosed in documents made available to RJF, any information regarding any event, circumstance or action taken or failed to be taken which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

         (h) Financial Statements. The Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with that of the preceding period, the requirements of applicable Governmental Authorities and any applicable Laws. Such Financial Statements present fairly, in all material respects, the financial position and results of operations of GMI as of the respective dates thereof and for the respective periods covered thereby.

         (i) Books and Records. The Books and Records, in all material respects:

                  (i) have been maintained in accordance with good business practices on a basis consistent with prior years;

                  (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of GMI; and

                  (iii) accurately and fairly reflect the basis for the Financial Statements.

                  GMI has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

                  (iv) transactions are executed in accordance with management's general or specific authorisation; and

                  (v) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles, or any other criteria applicable to such statements, and (B) to maintain accountability for assets.

         (j)      Litigation, Etc. Except as disclosed in the GMI Disclosure
                  Letter:

                  (i) as at the date hereof there is no claim, action, proceeding or investigation pending or, to the knowledge of GMI, threatened, against or relating to GMI or affecting any of their properties, licenses or assets before any Governmental Authority;

                  (ii) as at the Effective Date there will be no claim, action, proceeding or investigation pending or, to the knowledge of GMI, threatened, against or relating to GMI or affecting any of its properties, licences or assets before any Governmental Authority that, if adversely determined, could reasonably be expected to have a

                           Material Adverse Effect, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement; and

                  (iii) GMI is not subject to any material outstanding judgement, order, writ, injunction, decision, ruling or decree.

         (k) Environmental. All operations of GMI have been conducted, and are now, in material compliance with all Environmental Laws. GMI is not aware of or subject to:

                  (i) any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any material work, repairs, construction or expenditures; or

                  (ii) any demand or notice with respect to the breach of any Environmental Laws applicable to GMI.

         (l)      Tax Matters.

                  (i) Except as disclosed in the GMI Disclosure Letter, GMI has duly and timely filed, or caused to be filed, all Tax Returns required to be filed (all of which returns were correct and complete in all material respects) with the appropriate Governmental Authority and has paid, or caused to be paid, all Taxes, including all instalments on account of Taxes for the current year that are due and payable by it whether or not assessed by the appropriate Governmental Authority, and GMI has provided adequate accruals in accordance with Canadian generally accepted accounting principles in its most recently prepared financial statements for any Taxes for the period covered by such financial statements that are not yet due and payable. GMI has made adequate provision in its books and records for any Taxes accruing in respect of any period subsequent to the period covered by such financial statements. Since the end of such period, no material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business.

                  (ii) Except as disclosed in the GMI Disclosure Letter, GMI has not requested or entered into any agreement or other arrangement or executed any waiver providing for any extension of time within which (A) to file any Tax Return covering any Taxes for which GMI is or may be liable, (B) to file any elections, designations or similar filings relating to Taxes for which GMI is or may be liable, (C) GMI is required to pay or remit any Taxes or amounts on account of Taxes, or (D) any Governmental Authority may assess or collect Taxes for which GMI is or may be liable.

                  (iii) The Canadian federal and provincial income and capital tax liabilities of GMI have been assessed by the relevant taxing authorities and notices of assessment have been issued to GMI by the relevant taxing authorities for all taxation years prior to and including the taxation year ended March 31, 1999.

                  (iv) Except as disclosed in the GMI Disclosure Letter, (A) as at the date hereof there are no actions, suits, proceedings, investigations, audits or claims now pending or, to the knowledge of GMI, threatened, against GMI in respect of any Taxes, (B) as at the date hereof there are no material matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, (C) as at the Effective Date there will be no actions, suits, proceedings, investigations, audits or claims pending or, to the knowledge of GMI, threatened, against GMI in respect of the Taxes, other than actions, suits, proceedings, investigations, audits or claims that, if adversely determined, could not reasonably be expected to have a Material Adverse Effect on GMI, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement, and (D) as at the Effective Date, there will be no material matters under discussion, approval or appeal with any Governmental Authority relating to Taxes, other than matters, approvals or appeals that, if adversely determined, could not reasonably be expected to have a Material Adverse Effect on GMI, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement.

                  (v) Except as disclosed in the GMI Disclosure Letter, GMI has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any Employees and any non-resident Person, the amount of all Taxes and other deductions required by any laws, rule or regulation to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Authority.

                  (vi) Except as disclosed in the GMI Disclosure Letter, for purposes of the Income Tax Act (Canada) or any applicable provincial or municipal taxing statute, no Person or group of Persons has ever acquired or had the right to acquire control of GMI.

                  (vii) Except as disclosed in the GMI Disclosure Letter, none of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act (Canada), or any equivalent provision of the taxation legislation of any province or any other jurisdiction, have applied or will apply to GMI at any time up to and including the Effective Date.

                  (viii) GMI has not acquired property from a non-arm's length person, within the meaning of the Income Tax Act (Canada), for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Income Tax Act (Canada).

                  (ix) GMI is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and its registration number is 10358 9396 RT0001.

                  (x) GMI has not filed any Tax elections, designations or similar filings which will be applicable for any period ending after the Effective Date.

         (m) Pension and Employee Benefits. Other than as disclosed in the GMI Disclosure Letter,

                  (i) GMI has complied with all the terms of, and all applicable Laws in respect of, its Benefit Plans.

                  (ii) The GMI Disclosure Letter sets forth a complete list and brief description of the Benefit Plans.

                  (iii) Current and complete copies of all written Benefit Plans or, where oral, written summaries of the material terms thereof, have been provided or made available to RJF together with current and complete copies of all documents relating to the Benefit Plans.

                  (iv) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Benefit Plan have been paid or remitted in a timely fashion in accordance with the terms thereof and all Laws, and no material Taxes, penalties or fees are owing or eligible under any Benefit Plan.

                  (v) No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Benefit Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any Benefit Plan or the assets of a Benefit Plan which individually or in the aggregate would have a Material Adverse Effect.

         (n) Residence of GMI Shareholders. None of the GMI Shareholders is a non-resident of Canada for the purposes of the Income Tax Act (Canada).

         (o) Title to the Assets. GMI is the sole beneficial and (where its interests are registrable) the sole registered owner of all of its assets and interests in assets, real and personal (other than customer Registered Retirement Savings Plan accounts), with good and valid title, free and clear of all Encumbrances other than immaterial Encumbrances incurred in the ordinary and usual course of business with trade creditors and suppliers. All of the assets of GMI are located on the Leased Real Property or are in transit to or from the Leased Real Property.

         (p) Reserves and Accruals. Except as disclosed in the GMI Disclosure Letter, the reserves and Accrued Liabilities disclosed on or reflected in the Financial Statements and the Books and Records are sufficient in all respects to provide for the liabilities in respect of which they have been established.

         (q) Non-Arm's Length Transactions. Except as disclosed in the GMI Disclosure Letter, no current or former Employee or any other Person not dealing at arm's length with GMI has any indebtedness, liability or obligation to GMI and GMI is not indebted or otherwise obligated to any such Person, except pursuant to employment arrangements with Employees, and as at the Effective Date no current or former Employee or any other Person not dealing at arm's length with GMI will have any indebtedness, liability or obligation to GMI and GMI will not be indebted or otherwise obligated to any such

                  Person, except pursuant to employment arrangements with Employees adopted in the ordinary and usual course of business consistent with past practice.

         (r) Condition of Assets. The Fixed Assets are in good condition, repair and (where applicable) proper working order, having regard to their use and age and such assets have been properly and regularly maintained.

         (s) Collectibility of Accounts Receivable. The Accounts Receivable are good and collectible at the aggregate recorded amounts, except to the extent of any reserves provided for such accounts in the Books and Records and to be provided for in the Balance Sheet, and are not subject to any defence, counterclaim or set off.

         (t) Governmental Authorisations. GMI holds all Governmental Authorizations required to enable it to carry on its business in material compliance with all Laws, and such Governmental Authorizations are in full force and effect in accordance with their terms, and there have been no material violations thereof.

         (u) Intellectual Property. GMI has no knowledge that GMI or any activity in which GMI is engaged breaches, violates, infringes or interferes with any intellectual property rights of any third party or requires payment for the use of any patent, trade-name, trade secret, trade-mark, copyright or other intellectual property right or technology of another.

         (v) Equipment Contracts. All of GMI's material Equipment Contracts are in full force and effect and no defaults exist on the part of GMI, or, to the knowledge of GMI, on the part of any of the other parties thereto. The entire interest of GMI under each of the material Equipment Contracts is held by it free and clear of any Encumbrances other than immaterial Encumbrances incurred in the ordinary and usual course with trade creditors and suppliers.

         (w) Owned Real Property. Except for the Leased Real Property, GMI does not own and does not have any interest in, and is not a party to, any agreement to purchase any real or immovable property.

         (x)      Leased Real Property.

                  (i) The GMI Disclosure Letter sets forth a complete and correct list and description of all of the Leases of Real Property. Each of the Real Property Leases is in good standing and in full force and effect, and neither GMI nor, to GMI's knowledge, any other party thereto is in material breach of any covenants, conditions or obligations contained therein and all rental and other payments required to be paid pursuant to the Real Property Leases have been duly paid. GMI has the exclusive right to occupy and use the Leased Real Property;

                  (ii) Except as disclosed in the Disclosure Letter, GMI has not waived, or omitted to take any action in respect of any substantial rights under any of the Real Property Leases;

                  (iii) Except as disclosed in the GMI Disclosure Letter, GMI has not granted any option, right of first refusal or other contractual rights with respect to, or subleased, any of the Real Property Leases; and

                  (iv) There are no matters affecting the right, title and interest of GMI in and to the Leased Real Property which, in the aggregate, would have a Material Adverse Effect on RJF or would adversely affect the ability of RJF to carry on its business of GMI upon the Leased Real Property as it has been carried on in the ordinary and usual course in the past.

         (y) Insurance. GMI maintains such policies of insurance, issued by responsible insurers, as are appropriate to its operations, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. All such policies of insurance are in full force and effect and GMI is not in default, as to the payment of premium or otherwise, under the terms of any such policy. The GMI Disclosure Letter sets forth a complete list of all policies of insurance which GMI maintains and the particulars of such policies, including the name of the insurer, the risk insured against, the amount of coverage and the amount of any deductible.

         (z) Material Contracts. The GMI Disclosure Letter sets forth a complete list of the Material Contracts as at the date hereof. As at the date hereof the Material Contracts listed in the GMI Disclosure Letter are all in full force and effect unamended and no material default exists under such Material Contracts on the part of GMI or, to the knowledge of GMI, on the part of any other party to such Contracts. GMI, has the capacity, including the necessary personnel, equipment and supplies, to perform all its obligations under the Material Contracts listed in the GMI Disclosure Letter. Current and complete copies of the Material Contracts have been delivered to RJF and there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any such agreement, plan or policy.

         (aa) Corporate Records and Minute Books. The Articles and by-laws of GMI, including any and all amendments have been delivered or made available to RJF and such Articles and by-laws as so amended are in full force and effect and no amendments are being made to the same. The corporate records and minute books of GMI have been delivered or made available to RJF. The minute books include complete and accurate minutes of all meetings of the directors or shareholders of GMI, as applicable, held to date or resolutions passed by the directors or shareholders on consent, since the date of its incorporation. The share certificate book, register of shareholders, register of transfers and register of directors of GMI, are complete and accurate.

         (bb) Management Recommendation Letters. RJF has been provided with copies of all management recommendation letters received by GMI or its board of directors from the Auditor, or any previous auditor of GMI, since April 1, 1998.

         (cc) Compliance with Laws. Except as disclosed in the GMI Disclosure Letter, GMI has complied with and is not in material violation of any applicable Laws, orders, judgements and decrees. Without limiting the generality of the foregoing, all securities of GMI have been issued in compliance with all applicable securities Laws.

         (dd) Circular. The information to be contained in the Circular or any amendment thereto (including any information referred to therein or incorporated therein by reference) relating to GMI will be accurate and complete in all material respects as at the date thereof and will not contain a misrepresentation as at such date.

         (ee) Securities Matters. Except as disclosed in the GMI Disclosure Letter, there is no material Securities Offence on the part of GMI or on the part of any of their respective employees or independent contractors or former employees or independent contractors (committed while such current or former employee or independent contractor was an employee or independent contractor of GMI).

         (ff) Guarantees. Other than guarantees in the form required by the Investment Dealers Association of Canada and described in the GMI Disclosure Letter, GMI has not given or agreed to give, nor is it a party to or bound by, any guarantee of indebtedness, material indemnity or suretyship of other obligations of any Person, nor is it contingently responsible for such indemnity or suretyship or obligations.

         (gg) Restrictions on Business Activities. There is no agreement, commitment, document, decision, ruling, judgement, injunction, order or decree binding upon GMI that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of GMI, any acquisition of property by GMI or the conduct of business by GMI as currently conducted.

         (hh) Registration Rights. No holder of securities issued by GMI has any right to compel GMI to register or otherwise qualify such securities for public sale in Canada or the United States.

4.2      REPRESENTATIONS AND WARRANTIES OF THE RJF PARTIES

                  Each of the RJF Parties jointly and severally represents and warrants to and in favour of GMI as follows and acknowledge that GMI is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

         (a) Organisation. Each of the RJF Parties and their respective Subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted.

         (b)      Capitalization.  The authorised capital of:

                  (i) RJF consists of 100,000,000 RJF Common Shares with U.S.$0.01 par value and 10,000,000 preferred shares with U.S.$0.10 par value, of which, as at October 31, 2000, there were 46,569,014 RJF Common Shares and no preferred shares issued and outstanding. Except for employee stock options pursuant to employee compensation plans and pursuant to RJF's publicly disclosed stock option plans, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating RJF to issue or sell any shares or securities or obligations of any kind convertible into or exchangeable for any shares. All outstanding RJF Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of RJF having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the RJF Common Shares on any matter. Other than under employee stock option plans, there are no outstanding contractual obligations of RJF to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of its Subsidiaries;

                  (ii) RJ Holdings consists of an unlimited number of common shares without par value, of which 100 common shares are issued and outstanding; and

                  (iii) all prior sales of securities of RJF were either registered under the 1933 Act and applicable blue sky laws or exempt from registration thereunder, and no holder of such securities has any rescission rights with respect thereto.

         (c) Stock Exchange Listing. The RJF Common Shares are listed and posted for trading on the New York Stock Exchange.

         (d)      Authority and No Violation.

                  (i) Each of the RJF Parties has the requisite corporate power and authority to enter into this Agreement, the Support Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Support Agreement and the Escrow Agreement by each of the RJF Parties and the consummation by each of the RJF Parties of the transactions contemplated by this Agreement, the Support Agreement and the Escrow Agreement have been duly authorised by its respective Board of Directors and no other corporate proceedings on its part are necessary to authorise this Agreement, the Support Agreement and the Escrow Agreement or the transactions contemplated hereby or thereby and, in the case of the RJF Parties, other matters (if any) relating solely to the implementation of the Arrangement.

                  (ii) This Agreement has been duly executed and delivered by each of the RJF Parties and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity. Each of the Support Agreement and the Escrow Agreement when duly executed and delivered by each of the RJF Parties thereto will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity.

                  (iii) The approval of this Agreement, the Support Agreement and the Escrow Agreement, the execution and delivery by each of the RJF Parties of this Agreement, the Support Agreement and the Escrow Agreement and the performance by it of its obligations hereunder and thereunder and the completion of the Arrangement and the transactions contemplated thereby, will not:

                           (A) result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights or payment obligation under any provision of:

                                    (I)      its certificate of incorporation,
                                             articles, by-laws or other charter
                                             documents or understanding with
                                             any party holding an ownership
                                             interest in it;

                                    (II)     subject to obtaining the
                                             Appropriate Regulatory Approvals
                                             relating to the RJF Parties, any
                                             Laws, regulation, order, judgement
                                             or decree; or

                                    (III)    any material contract, agreement,
                                             license, franchise or permit to
                                             which it is party or by which it
                                             is bound;

                           (B) give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

                           (C) except as would not, individually or in the aggregate, have a Material Adverse Effect, result in the imposition of any encumbrance, charge or lien upon any of its assets, or restrict, hinder, impair or limit its ability to carry on its business as and where it is now being carried on.

                  (iv) No consent, approval, order or authorisation of, or declaration or filing with, any Governmental Authority or other Person in connection with the execution and delivery of this Agreement, the Support Agreement and the Escrow Agreement or the consummation by RJF of the transactions contemplated hereby or thereby other than:

                           (A) the Appropriate Regulatory Approvals relating to RJF;

                           (B)      the approval of the Commercial Bank Lenders;

                           (C) any approvals required in connection with the issuance of the RJF Common Shares required to be issued pursuant to the terms of this Agreement; and

                           (D) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Authority which, if not obtained, would not in the aggregate have a Material Adverse Effect.

         (e) Absence of Certain Changes or Events. Except as disclosed in publicly available reports filed by RJF with the SEC prior to the date of this Agreement, since June 30, 2000 RJF there has not occurred:

                  (i) any change in its condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects and those of its Subsidiaries, that has had, or could reasonably be expected to have a Material Adverse Change;

                  (ii) any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made.

         (f) Disclosure. RJF has filed with the SEC true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since September 27, 1999, and such documents, at the time filed:

                  (i) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; and

                  (ii) complied in all material respects with the requirements of applicable securities Laws.

         (g) Financial Statements. The audited consolidated financial statements for RJF as at and for each of the fiscal years ended September 24, 1999 and September 25, 1998 and the unaudited consolidated financial statements for the period beginning September 25, 1999 and ended June 30, 2000 have been prepared in accordance with United States generally accepted accounting principles, the requirements of applicable Governmental Authorities and applicable securities Laws; such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of RJF and its Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

         (h) Circular. The information provided to GMI by the RJF Parties for inclusion in the Circular or any amendment thereto (including any information referred to therein or incorporated therein by reference) relating to the RJF Parties will be accurate and complete in all material respects as at the date thereof and will not contain a misrepresentation (as such term is defined in the Securities
                  Act) as at such date.

         (i) Retractable and Exchangeable Shares. The Retractable Shares and Exchangeable Shares to be issued in connection with the Arrangement will be duly authorised and validly issued by RJ Holdings on the Effective Date.

         (j) Exemptions from Registration. The issuance by RJF of the RJF Options and the issuance by RJ Holdings of the Exchangeable Shares and the Retractable Shares, shall be exempt from registration or registered under applicable United States federal and state securities laws.

         (k) No Assets or Liabilities. RJ Holdings has no material assets or liabilities except as contemplated by this Agreement.

4.3      SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                  The representations and warranties of GMI and the RJF Parties contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and January 10, 2003.

                                   ARTICLE 5
                              REGULATORY APPROVALS

5.1      APPLICATIONS

                  GMI and the RJF Parties covenant and agree to proceed diligently, in a coordinated fashion, to apply for and obtain the Appropriate Regulatory Approvals.

5.2      OBTAINING OF APPROPRIATE REGULATORY APPROVALS

                  For purposes of this Agreement, no Appropriate Regulatory Approval shall be considered to have been obtained if it contains any condition that:

         (a) would put RJF at a material competitive disadvantage by comparison with its competitors in any jurisdiction in which RJF currently has significant operations, if the competitive disadvantage is greater than any competitive disadvantage which may reasonably be expected in consequence of regulatory requirements that result from the operations of a securities firm in multiple jurisdictions, or is materially onerous to RJF in some other respect; or

         (b) would put the combined operations of RJF and GMI at a material competitive disadvantage by comparison with its competitors in any jurisdiction in which RJF and it Subsidiaries and GMI have significant operations, if the competitive disadvantage is greater than any competitive disadvantage which may reasonably be expected in consequence of regulatory requirements that result from the operations of a securities firm in multiple jurisdictions, or is materially onerous to the combined operations of RJF and GMI in some other respect.

                  In addition, no Appropriate Regulatory Approval shall be considered to have been obtained if an appeal has been instituted from the granting of any Appropriate Regulatory Approval and remains outstanding.


                                   ARTICLE 6
                                   COVENANTS

6.1      RETENTION OF GOODWILL

                  During the Pre-Effective Period, each of GMI and RJF shall, subject to the fact that a merger of their businesses is contemplated hereby, continue to carry on their respective businesses in a manner consistent with prior practice, working to preserve the attendant goodwill of such entities and to contribute to retention of that goodwill to and after the Effective Date, but subject to the following provisions of this Article 6. The following provisions of this Article 6 are intended to be in furtherance of this general commitment.

6.2      RETENTION OF EMPLOYEES

                  As an incentive to retain certain Employees of GMI, the RJF Parties shall cause GMI to establish a retention program on or before the Effective Time in the aggregate amount of $17,482,000, which will be allocated among certain Employees in the amounts set forth in a letter to be delivered by GMI to RJF at least five Business Days prior to the Closing Date and approved by RJF, such approval not to be unreasonably withheld (the "RETENTION LETTER"). On January 10, 2004, RJ Holdings shall pay to each Employee listed in the Retention Letter one-third of the amount listed for such Employee in the Retention Letter. On January 10, 2005, RJ Holdings shall pay to each of the Employees listed in the Retention Letter two-thirds of the amount listed for such Employee in the Retention Letter. Notwithstanding the foregoing, in the event that such an Employee terminates his or her employment with GMI or is subject to Termination for Cause by GMI prior to such payment date or dates, then RJ Holdings shall not be required to make any payment on such date or dates to such an Employee pursuant to this section 6.2. For greater certainty, the death or disability of an Employee does not constitute a termination of such Employee's employment with GMI or Termination for Cause by GMI.

6.3      GRANT OF OPTIONS

         (a) As an incentive for certain Employees of GMI to remain employees of GMI, RJF shall grant on the Effective Date 200,000 options (the "RJF OPTIONS") to purchase common shares of RJF to such current senior managers of GMI (the "OPTIONEES") and in such proportions as is determined prior to the Closing Date by RJF, acting in good faith, following consultation with senior management of GMI. These RJF Options will be issued pursuant to the terms and conditions of RJF's Stock Option Plan for Key Management Personnel, dated November 21, 1996 (the "RJF OPTION PLAN"). The exercise price for such RJF Options will be not less than the market price of RJF Common Shares on the Business Day immediately prior to the Effective Date. The term and the vesting schedule for such RJF Options shall be in accordance with the RJF Option Plan and in a manner consistent with RJF's prior practice.

         (b) The RJF Common Shares to be issued from time to time upon exercise of the RJF Options shall be issued pursuant to an effective registration statement filed on Form S-8. The RJF Parties represent and warrant to GMI that such Form S-8 is effective as of the date hereof. RJF shall use its commercially reasonable efforts to maintain the effectiveness of such registration for such period as the RJF Options remain outstanding.

6.4      MATERIAL COMMITMENTS

                  During the Pre-Effective Period, GMI shall consult officers of RJF regarding any commitments, arrangements or transactions proposed to be entered into by GMI that would give rise to a material liability or commitment of any kind where such liability or commitment is unusual or is of such a nature as to be inconsistent with the historical conduct by GMI and its business, with materiality being determined for the purposes of this section
6.4 by reference to the capital base of GMI.

6.5      COVENANTS OF GMI

         (a) GMI covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with
                  Article 8, except:

                  (i) with the consent of RJF on behalf of the RJF Parties to any deviation therefrom;

                  (ii) with respect to any binding commitments or proposed courses of action which were disclosed in the GMI Disclosure Letter; or

                  (iii) with respect to any matter contemplated by this Agreement,

                  GMI shall:

                  (iv) carry on its business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organisation and keep available the services of its present Employees and others having business dealings with it to the end that its goodwill and business shall be maintained;

                  (v) not commence or undertake a substantial or unusual expansion of its business facilities or an expansion that is out of the ordinary and regular course of business consistent with prior practice in light of current market and economic conditions;

                  (vi) not declare or pay any dividends on or make any other distributions on or in respect of the outstanding shares of GMI;

                  (vii)    not amend its articles or by-laws;

                  (viii) not allot, reserve, set aside or issue, authorise or propose the allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities, other than a redemption or purchase made pursuant to the GMI Shareholders' Agreement which involves no greater than four percent of the issued and outstanding GMI Common Shares and GMI Preferred Shares;

                  (ix) not acquire or agree to acquire any GMI Common Shares, GMI Preferred Shares or other outstanding securities of GMI, other than an acquisition made pursuant to the GMI Shareholders' Agreement which involves no greater than four percent of the issued and outstanding GMI Common Shares and GMI Preferred Shares;

                  (x)      not enter into or agree to enter into any Material
                           Contract;

                  (xi) not acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing material assets of or any material business of any corporation, partnership, association or other business organisation or division thereof, which acquisition would be material to GMI's business or financial condition on a consolidated basis;

                  (xii) except in the ordinary and regular course of business consistent with past practice, not sell, lease or otherwise dispose of any of its assets;

                  (xiii) except in the ordinary and regular course of business consistent with past practice, not guarantee the payment of indebtedness or incur indebtedness for money borrowed or issue or sell any debt securities;

                  (xiv) continue to provide RJF and its representatives with information as reasonably requested by them from time to time concerning the business, assets, liabilities and affairs of GMI subject to and in accordance with the Confidentiality Agreement, and with access (on a basis that does not detract unreasonably from their performance of their business responsibilities) to management and employees of GMI;

                  (xv) use reasonable efforts to comply promptly with all requirements which applicable Laws may impose on GMI with respect to the transactions contemplated hereby and by the Arrangement;

                  (xvi) except in the ordinary and regular course of business consistent with past practice, not permit or grant any of its Employees any increase in compensation or to pay any severance or termination amounts whether or not such compensation, payment or amount is payable in cash, other than the payment of bonuses to Employees in an aggregate amount which will not reduce the Consolidated Book Value to less than $61,000,000, or enter into any employment agreement with any Employee which are not terminable on the giving of reasonable notice in accordance with applicable Laws;

                  (xvii) cause GMI's Consolidated Book Value to be not less than $61,000,000 as at the Effective Date; and

                  (xviii) promptly advise RJF orally and, if then requested, in writing:

                           (I) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of GMI contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

                           (II) of any Material Adverse Change in respect of GMI; and

                           (III) of any breach by GMI of any covenant or agreement contained in this Agreement; and

         (b) GMI shall perform all obligations required or desirable to be performed by GMI under this Agreement and shall do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, GMI shall:

                  (i) use reasonable efforts to obtain those approvals of GMI Shareholders that may be necessary to effectuate the Arrangement;

                  (ii) apply for and use all reasonable efforts to obtain all Appropriate Regulatory Approvals relating to GMI;

                  (iii) apply for and use all reasonable efforts to obtain the Interim Order and the Final Order;

                  (iv) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

                  (v) use reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to GMI which may adversely affect the ability of the parties to consummate the transactions contemplated hereby; and

                  (vi) effect all necessary registrations, filings and submissions of information required by Governmental Authority from GMI or any of its Subsidiaries.

6.6      COVENANTS OF RJF PARTIES

                  Each of the RJF Parties hereby jointly and severally covenants and agrees:

         (a) to perform all obligations required or desirable to be performed by it under this Agreement within the time periods prescribed by this Agreement and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

                  (i) apply for and use reasonable efforts to obtain all Appropriate Regulatory Approvals relating to the RJF Parties;

                  (ii) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

                  (iii) use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to the RJF Parties which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

                  (iv) effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the RJF Parties;

                  (v) cause RJ Holdings to adopt articles of RJ Holdings that, among other things, create the Retractable Shares and Exchangeable Shares; and

                  (vi) cause RJF to reserve a sufficient number of RJF Common Shares for issuance upon the exchange from time to time of the Exchangeable Shares;

         (b) to cause the RJF Common Shares to be issued upon the exchange from time to time of the Exchangeable Shares, in all cases, to be duly and validly issued by RJF on their respective dates of issue free from all taxes, liens and charges;

         (c) to cause the RJF Common Shares to be issued upon the exercise from time to time of the RJF Options, in all cases, to be duly and validly issued by RJF on their respective date of issue free from all taxes, liens and charges;

         (d)      to file the registration statement on Form S-3 described in
                  Schedule 5;

         (e) RJF shall use its commercially reasonable efforts to cause all the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by RJF are then listed.

         (f) RJF shall pay all documentary stamp taxes and similar charges, if any, in respect of the original issuance of all of the RJF Common Shares to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares and upon exercise of the RJF Options;

         (g) to use all reasonable efforts to cause each of RJF's Commercial Bank Lenders, to give its written approval to the Arrangement on or before the date of the GMI Meeting; and

         (h) to nominate Mr. Kenneth A. Shields for election to RJF's board of directors at the first annual meeting of shareholders of RJF following the Effective Date and to ensure that Mr. Shields is appointed to the board of directors of RJ Holdings on or before the Effective Date.

6.7      COVENANT REGARDING NON-SOLICITATION

         (a) GMI shall not, directly or indirectly, through any officer, director, employee, representative or agent of GMI or any of its Subsidiaries (i) solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) withdraw or modify in a manner adverse to the RJF Parties the approval of the board of directors of GMI of the transactions contemplated hereby,
                  (iii) approve or recommend any Acquisition Proposal or (iv) cause GMI to enter into any agreement related to any Acquisition Proposal.

         (b) GMI shall promptly notify the RJF Parties, at first orally and then in writing, of all current Acquisition Proposals, and of all future Acquisition Proposals, of which GMI's directors or senior officers are or become aware, or any amendments to the foregoing, or any request for non-public information relating to GMI or any Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of GMI or any Subsidiary by any Person that informs GMI or such Subsidiary that is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as RJF may reasonably request including the identify of the Person making such proposal, inquiry or contact.

                  GMI shall ensure that its officers, directors and employees and its Subsidiaries and their officers, directors and employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this section 6.7.

6.8      ACCESS TO INFORMATION

         (a) Subject to subsections 6.8(b) and (c) and applicable Laws, upon reasonable notice, GMI shall afford RJF's officers, employees, counsel, accountants and other authorised representatives and advisors ("Representatives") access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, GMI shall furnish promptly to RJF all information concerning GMI's business, properties and personnel as RJF may reasonably request. Subject to subsections 6.8(b) and (c) and applicable Laws, upon reasonable notice, RJF shall afford GMI's Representatives access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to such of RJF's management personnel as RJF may determine, acting reasonably, and, during such period, RJF shall furnish promptly to GMI all information respecting material changes in RJF's business, properties and personnel as GMI may reasonably request.

         (b) Each of RJF and GMI acknowledges that certain information provided to it under subsection 6.8(a) above will be non-public and/or proprietary in nature (the "INFORMATION"). Except as permitted below, each of RJF and GMI shall keep Information confidential and shall not, without the prior written consent of the other, disclose it, in any manner whatsoever, in whole or in part, to any other person, and shall not use it for any purpose other than to evaluate the transactions contemplated by this Agreement. Each of RJF and GMI shall make all reasonable, necessary and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby and to control the copies, extracts or reproductions made of the Information. The Information may be provided to the Representatives of each of RJF and GMI who require access to the same to assist it in proceeding in good faith with the transactions contemplated by this Agreement, and whose assistance is required for such purposes, provided that it has first informed such Representatives to whom Information is provided that the Representative has the same obligations, including as to confidentiality, restricted use and otherwise, that it has with respect to such Information. This provision shall not apply to such portions of the Information that: (i) are or become generally available to the public otherwise than as a result of disclosure by a party or its Representatives; or
                  (ii) become available to a party on a non-confidential basis from a source other than, directly or indirectly, the other party or its Representatives, provided that such source is not to the knowledge of the first party, upon reasonable inquiry, prohibited from transmitting the Information by a contractual, legal or fiduciary obligation; or (iii) were known to a party or were in its possession on a non-confidential basis prior to being disclosed to it by the other party or by someone on its behalf; or (iv) are required by applicable Laws or court order to be disclosed. The provisions of this subsection 6.8(b) shall survive the termination of this Agreement.

         (c) The parties acknowledge that certain Information may be competitively sensitive and that disclosure thereof shall be limited to that which is reasonably necessary for the purpose of:

                  (i) preparing submissions or applications in order to obtain the Appropriate Regulatory Approvals;

                  (ii)     preparing the Circular;

                  (iii)    avoiding conflicts; and

                  (iv)     integrating the operations of RJF and GMI.

6.9      INDEMNIFICATION

                  RJF agrees that all rights to indemnification or exculpation now existing in favour of the directors or officers of GMI as provided in GMI's articles of incorporation or by-laws, a copy of which has been provided to RJF prior to the date of the execution of this Agreement, in effect on the date hereof shall survive the Arrangement and shall continue in full force and effect for a period up until January 10, 2003.

6.10     AUDIT OF CONSOLIDATED BOOK VALUE

                  Not later than 90 days after the Effective Date, GMI shall calculate and have audited by a nationally recognized independent accounting firm the Consolidated Book Value, and deliver notice to each of the RJF Parties of the amount of such audited Consolidated Book Value. RJF and its independent certified public accountants shall have the right to observe all steps taken by GMI in connection with the determination of the amount of Consolidated Book Value and to review fully all work papers and procedures related thereto. RJF shall have 20 Business Days following the receipt of notice of the audited Consolidated Book Value to object to the calculation of Consolidated Book Value, and if RJF does not object during such period, then the amount of the Consolidated Book Value as calculated by GMI, and confirmed by the audit shall be deemed for all purposes to be final and binding on the RJF Parties.

                  If RJF believes that any adjustments should be made in the calculation of the amount of the Consolidated Book Value, then RJF shall give the GMI Shareholders notice of such adjustments within 20 Business Days of its receipt of notice of the audited Consolidated Book Value. If, after a period of 20 Business Days following the date that RJF gives written notice of any proposed adjustments to the amount of Consolidated Book Value, any such adjustments remain disputed by the former holders of five percent or more of the GMI Common Shares and GMI Preferred Shares immediately prior to the Effective Time, RJF and such disputing former GMI Shareholders shall jointly engage a nationally recognized independent accounting firm that is mutually satisfactory to RJF and the disputing former GMI Shareholders to resolve such disputed adjustments in accordance with this Agreement and the decision of such firm shall be deemed for all purposes to be final and finding on the RJF Parties. The fees of the independent accounting firm shall be borne by RJF, unless such accounting firm determines that the amount of the Consolidated Book Value is less than the lesser of $61,000,000 and the Consolidated Book Value as originally calculated by GMI and confirmed by the initial audit, in which event the fees of the independent accounting firm shall be paid from the Escrowed Consideration.

                  The term "CONSOLIDATED BOOK VALUE" shall mean the total assets of GMI, less the total liabilities of GMI, as of the date immediately prior to the Effective Date, prepared in accordance with Canadian generally accepted accounting principles on a basis consistent with the Financial Statements.

                  Within five Business Days after the audit of the Consolidated Book Value is finally completed in accordance with the provisions hereof, if the amount of the audited Consolidated Book Value is less than $61,000,000, then RJ Holdings shall be entitled to be indemnified for the difference between $61,000,000 and the audited Consolidated Book Value, pursuant to the terms of the Escrow Agreement, from the Escrowed Securities, such indemnification to be allocated pro rata among the Escrowed Securities owing to each GMI Shareholder and to be allocated proportionately from each separate form of Escrowed Securities owing to each GMI Shareholder (whether Exchangeable Shares, Retractable Shares or any combination thereof). If the difference between $61,000,000 and the audited Consolidated Book Value is greater than the entire amount of the Escrowed Securities and GMI intentionally and in bad faith reduced the Consolidated Book Value in breach of its covenant pursuant to clause 6.5(a)(xvi), the GMI Shareholders shall pay to RJ Holdings an amount (whether in the form of cash or securities) equal to the difference between (a) $61,000,000 less the amount of the Escrowed Securities, and (b) the audited Consolidated Book Value.


                                   ARTICLE 7
                                   CONDITIONS

7.1      MUTUAL CONDITIONS PRECEDENT

                  The respective obligations of the parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of the following conditions precedent, each of which may only be waived by the mutual consent of the RJF Parties and GMI and any one or more of which, if not satisfied or waived, will relieve the parties hereto of any obligation under this Agreement, except for obligations pursuant to section 6.8:

         (a) the Arrangement shall have been approved at the GMI Meeting by not less than two-thirds of the votes cast by the GMI Shareholders who are represented at the GMI Meeting (each GMI Shareholder being entitled to cast one vote for each GMI Common Share held and one vote for each GMI Preferred Share held, as provided in the Interim Order);

         (b) the Arrangement shall have been approved at the GMI Meeting in accordance with any conditions in addition to those set out in subsection 7.1 (a) which may be imposed by the Interim Order and which are acceptable to each of GMI and RJF, acting reasonably;

         (c) the Interim Order and the Final Order shall each have been obtained in form and terms acceptable to each of GMI and RJF, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise;

         (d) there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding (other than an appeal made in connection with the Arrangement), of a judicial or administrative nature or otherwise, in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with the Appropriate Regulatory Approvals which have been obtained;

         (e)      this Agreement shall not have been terminated pursuant to
                  Article 8; and

         (f) the RJF Common Shares issuable upon exchange of the Exchangeable Shares from time to time shall have been approved for listing on the New York Stock Exchange, subject only to notice of issuance.

Neither GMI nor the RJF Parties may rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by it with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by it (in the case of GMI) or by either of the RJF Parties (in the case of the RJF Parties) in complying with its obligations hereunder.

7.2      ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE RJF PARTIES

                  The obligations of the RJF Parties to complete the transactions contemplated by this Agreement shall also be subject to the fulfilment of each of the following conditions precedent (each of which is for the RJF Parties' exclusive benefit and may be waived by RJF on behalf of the RJF Parties and any one or more of which, if not satisfied or waived, will relieve the RJF Parties of any obligation under this Agreement, except for obligations pursuant to section 6.8):

         (a) all covenants of GMI under this Agreement to be performed on or before the Effective Date shall have been duly performed by GMI in all material respects;

         (b) the representations and warranties of GMI shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, which for greater certainty includes the use of the phrase "as at the date hereof", in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and the RJF Parties shall have received a certificate of GMI addressed to the RJF Parties and dated the Closing Date, signed on behalf of GMI by two senior executive officers, confirming the same as at the Closing Date;

         (c) between the date hereof and the Effective Date, there shall not have occurred, in the judgement of RJF, acting reasonably, a Material Adverse Change in relation to GMI;

         (d) the board of directors of GMI shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by GMI, to permit the consummation of the Arrangement;

         (e) the board of directors of GMI shall have made and shall not have modified or amended, in any material respect, prior to the GMI Meeting, an affirmative recommendation that the GMI Shareholders approve the Arrangement;

         (f) the Appropriate Regulatory Approvals shall have been obtained in accordance with Article 7 and shall be in full force and effect and shall not be the subject of any stop-order or proceedings seeking a stop-order or any revocation proceedings;

         (g) holders of no more than five percent of the issued and outstanding GMI Common Shares and GMI Preferred Shares shall have exercised their Dissent Rights (and not withdrawn such exercise) in respect of the Arrangement; and

         (h)      The Commercial Bank Lenders shall have approved the
                  Arrangement.

                  The RJF Parties may not rely on the failure to satisfy any of the above conditions precedent as a basis for a non-compliance by the RJF Parties with their obligations under this Agreement if the condition precedent would have been satisfied but for a material default by either or both of the RJF Parties in complying with their obligations hereunder.

7.3      ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF GMI

                  The obligations of GMI to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of GMI and may be waived by GMI and any one or more of which, if not satisfied or waived, will relieve GMI of any obligation under this Agreement, except for obligations pursuant to section 6.8):

         (a) all covenants of the RJF Parties under this Agreement to be performed on or before the Effective Date shall have been duly performed by the RJF Parties in all material respects;

         (b) all representations and warranties of the RJF Parties under this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, which for greater certainty includes the use of the phrase "as at the date hereof", in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and GMI shall have received a certificate of each of the RJF Parties addressed to GMI and dated the Closing Date, signed on behalf of each of the RJF Parties by two senior executive officers of the relevant the RJF Parties, confirming the same as at the Closing Date;

         (c) between the date hereof and the Effective Date, there shall not have occurred, in the judgement of GMI, acting reasonably, a Material Adverse Change in relation to RJF;

         (d) the boards of directors of the RJF Parties shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the RJF Parties to permit the consummation of the Arrangement and the issue of the Exchangeable and/or Retractable Shares contemplated thereby and the issue of RJF Common Shares upon the exchange from time to time of the Exchangeable Shares; and

         (e) the Appropriate Regulatory Approvals shall have been obtained in accordance with Article 7 and shall be in full force and effect and shall not be the subject of any stop-order or proceedings seeking a stop-order or any revocation proceedings.

                  GMI may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by GMI with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by GMI in complying with its obligations hereunder.

7.4      NOTICE AND CURE PROVISIONS

                  The RJF Parties and GMI shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

         (a) cause any of the representations or warranties of the other contained herein to be untrue or inaccurate in any material respect as of the date hereof or as of the Effective Date (except to the extent such representations and warranties speak as of an earlier date, which for greater certainty includes the use of the phrase "as at the date hereof"); or

         (b) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

                  Neither the RJF Parties nor GMI may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in sections 7.1, 7.2 and 7.3, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Final Order for acceptance by the Director, the RJF Parties or GMI, as the case may be, have delivered a written notice to the other setting out in reasonable detail all breaches of covenants, representations and warranties or other matters which the RJF Parties or GMI, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that RJF or GMI, as the case may be, are proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement until the later of January 31, 2000 and the expiration of a period of 30 days from such notice, and the Effective Date shall not occur until the expiry of such period. If such notice has been delivered prior to the date of the GMI Meeting, such meeting shall be postponed until the expiry of such period.

7.5      SATISFACTION OF CONDITIONS

                  The conditions precedent set out in sections 7.1, 7.2 and 7.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of RJF and GMI, a certificate of arrangement in respect of the Arrangement is issued by the Director.


                                   ARTICLE 8
                           AMENDMENT AND TERMINATION

8.1      AMENDMENT

                  This Agreement may, at any time and from time to time before or after the holding of the GMI Meeting but not later than the Effective Date, be amended by mutual written agreement of the parties hereto, and any such amendment may, without limitation:

         (a) change the time for performance of any of the obligations or acts of the parties;

         (b) waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

         (c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

         (d) waive compliance with or modify any conditions precedent herein contained;

provided, however, that any such change, waiver or modification does not invalidate any required GMI Shareholder approval of the Arrangement.

8.2      MUTUAL UNDERSTANDING REGARDING AMENDMENTS

         (a) The parties shall continue, from and after the date hereof and through and including the Effective Date, to use their respective reasonable efforts to maximise present and future financial and tax planning opportunities for the GMI Shareholders, and for RJF and for

                  GMI as and to the extent that the same shall not prejudice any party or its security holders. The parties shall ensure that such planning activities do not impede the progress of the Arrangement in any material way.

                  The parties agree that if the RJF Parties or GMI, as the case may be, propose any amendment or amendments to this Agreement or to the Plan of Arrangement, the other shall act in a reasonable manner in considering such amendment and if the other and its shareholders are not prejudiced by reason of any such amendment the other shall co-operate in a reasonable fashion with the RJF Parties or GMI, as the case may be, so that such amendment can be effected subject to applicable Laws and the rights of the security holders.

8.3      TERMINATION

         (a) Subject to section 7.4, if any condition contained in sections 7.1 or 7.2 is not satisfied at or before the Closing Date to the satisfaction of the RJF Parties, then RJF on behalf of the RJF Parties may by notice to GMI terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of the RJF Parties arising from any breach by GMI but for which the condition would have been satisfied.

         (b) Subject to section 7.4, if any condition contained in sections 7.1 or 7.3 is not satisfied at or before the Closing Date to the satisfaction of GMI, then GMI may by notice to RJF terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of GMI arising from any breach by the RJF Parties but for which the condition would have been satisfied.

         (c) This Agreement may, at any time before or after the holding of the GMI Meeting but not later than the Effective Date be terminated by the mutual agreement of GMI and the RJF Parties (without further action on the part of GMI's Securityholders if terminated after the holding of the GMI Meeting).

         (d) If the Effective Date does not occur on or prior to January 31, 2001, then this Agreement shall terminate, provided that GMI and RJF may mutually agree to extend such date.

         (e) If this Agreement is terminated in accordance with the foregoing provisions of this section 8.3, no party shall have any further liability to perform its obligations hereunder except as otherwise contemplated hereby, and provided that, neither the termination of this Agreement nor anything contained in this section 8.3(e) shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

                                   ARTICLE 9
                                  INDEMNITIES

9.1      EFFECT OF BREACH OF REPRESENTATION, WARRANTY OR COVENANT BY GMI

                  Notwithstanding any investigations or enquiries made by either of the RJF Parties prior to the Effective Date, and except to the extent waived in writing by RJ Holdings, the representations, warranties, covenants and agreements of GMI shall survive the Effective Date and, notwithstanding the completion of the Arrangement and the exchange by the GMI Shareholders of the GMI Preferred Shares and GMI Common Shares for Retractable Shares or Exchangeable Shares, shall continue in full force and effect up until January 10, 2003. In the event that any representations and warranties of GMI are found to be incorrect or there is a breach of any covenant or agreement by GMI or a misrepresentation in or omission from any certificate furnished to any of the RJF Parties hereunder which incorrectness or breach results in any Losses sustained directly or indirectly to any of the RJF Parties, RJ Holdings shall be entitled to be indemnified and held harmless from such Losses, pursuant to the terms of the Escrow Agreement, from the Escrowed Securities, such indemnification to be allocated pro rata among the Escrowed Securities owing to each GMI Shareholder and to be allocated proportionately from each separate form of Escrowed Securities owing to each GMI Shareholder (whether Exchangeable Shares, Retractable Shares or any combination thereof).

9.2      EFFECT OF BREACH OF REPRESENTATION, WARRANTY OR COVENANT BY RJF

                  Notwithstanding any investigation or inquiries made by GMI prior to the Effective Time and except to the extent waived in writing by GMI, the representations, warranties, covenants and agreements of the RJF Parties shall survive the Effective Time and, notwithstanding the completion of the Arrangement and the exchange by the GMI Shareholders of the GMI Preferred Shares and the GMI Common Shares for Retractable Shares or Exchangeable Shares, shall continue in full force and effect up until January 10, 2003. In the event that any representations and warranties of an RJF Party are found to be incorrect or there is a breach of any covenant or agreement by an RJF Party or misrepresentation in or omission from any certificate furnished to GMI hereunder which incorrectness or breach shall result in any Losses sustained directly or indirectly by any of the GMI Shareholders then RJF, on behalf of the RJF Parties, shall indemnify and hold harmless such GMI Shareholders from such Losses in accordance with, and subject to the provisions of, section 9.3 and 9.6.

9.3      TIME LIMITATIONS ON CERTAIN INDEMNITIES

                  No claim by RJ Holdings or a GMI Shareholder in respect of a misrepresentation or breach of warranty, covenant or agreement, or otherwise arising under this Agreement shall be made, if notice of such claim is delivered to the Transfer Agent (in the case of a claim by RJ Holdings) or to RJF (in the case of a claim by GMI Shareholders) following January 10, 2003.

9.4      THRESHOLD ON INDEMNITIES PAYABLE TO RJ HOLDINGS

                  No claim of indemnity shall be payable from the Escrowed Securities unless the aggregate amount of all claims exceeds $100,000 and provided that in no event will a claim of indemnity be payable from the Escrowed Securities for an aggregate amount in excess of $9,074,015. If the amount of any claim is not determined at the time any notice hereunder must be given pursuant to section 9.3, then RJ Holdings or any GMI Shareholder may reasonably estimate the amount of such claim. The amount of any claim of indemnity shall be reduced by the amount (if any) that has been accrued or otherwise provided for in the books and records of GMI at or prior to the Effective Date in respect of such indemnity claim and reflected in the Consolidated Book Value.

9.5      LITIGATION OF CLAIMS BY RJ HOLDINGS

                  Any claim for Losses by RJ Holdings pursuant to this Agreement shall be administered in accordance with the terms and conditions of the Escrow Agreement.

9.6      LITIGATION MANAGEMENT FOR CLAIMS BY GMI SHAREHOLDERS

                  If any GMI Shareholder (the "INDEMNIFIED PARTY") shall become aware of facts (including specific communication or notice from any relevant taxing authority) that may give rise to any claim in respect of which any RJF Party (an "INDEMNIFYING PARTY") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. The notice shall specify whether the claim arises as a result of a claim by a Person (a "THIRD PARTY CLAIM") against the Indemnified Party or whether a claim does not so arise (a "DIRECT CLAIM"), and shall also specify with reasonable particularity (to the extent that the information is available) (i) the factual basis for the claim; and (ii) the amount of the claim, if known.

                  If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any claim in time to effectively contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give the notice on a timely basis.

9.7      DIRECT CLAIMS OF GMI SHAREHOLDERS

                  With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the claim, the Indemnifying Party shall have sixty (60) days to make such investigation of the claim as it considers necessary or desirable. For the purpose of this investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim, together with all other information as the Indemnifying Party may reasonably request. If both parties agree prior to the expiration of such sixty (60) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Indemnified Party the fully agreed upon amount of the claim; if the parties fail to reach such an agreement, either party may seek to have the matter determined by arbitration pursuant to section 10.9.

9.8      THIRD PARTY CLAIMS AND RJF

                  With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the claim and, in that event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of the participation or assumption. If the Indemnifying Party elects to assume such control, (i) the Indemnified Party shall make available to the Indemnifying Party information in respect of such claim as the Indemnifying Party may reasonably request, and
(ii) the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of the Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representations of both the Indemnifying Party and Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to so assume control, fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person other than the parties hereto and their respective affiliates (a "THIRD PARTY") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, the Indemnified Party may make the payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the differences from the Third Party, pay the amount of the difference to the Indemnifying Party. If such a payment, by resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was unreasonable in the circumstances having regard to the amount and merits of the Third Party Claim, either party may seek to have the matter determined by arbitration pursuant to section 10.9.

9.9      SETTLEMENT OF THIRD PARTY CLAIMS BY GMI SHAREHOLDERS

                  Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.


                                   ARTICLE 10
                                    GENERAL

10.1     NOTICES

                  All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by telecopy, in each case addressed to the particular party at:

         (a)      If to GMI:

                  Goepel McDermid Inc.
                  Suite 2200
                  925 West Georgia Street
                  Vancouver, BC  V6C 3L2
                  Attention: Kenneth Shields
                  Telecopier No.: (604) 659-8398

                  With a copy to:

                  Borden Ladner Gervais LLP
                  1200 Waterfront Centre
                  200 Burrard Street
                  P.O. Box 48600
                  Vancouver, BC V7X 1T2
                  Attention: Neil de Gelder, Q.C.
                  Telecopier No.: (604) 640-4213

         (b)      If to the RJF Parties:

                  Raymond James Financial, Inc.
                  880 Carillon Parkway
                  Post Office Box 12749
                  St. Petersburg, Florida 33733-2739
                  Attention:  Jeffrey P. Julien
                  Telecopier No.:  (727) 573-8888

                  With a copy to:

                  Greenberg Traurig, P.A.
                  1221 Brickell Avenue
                  Miami, Florida 33133
                  Attn:  Phillip J. Kushner, Esq.
                  Telecopier: (305) 579-0717

                  With a copy to:

                  Osler, Hoskin & Harcourt LLP
                  Box 50
                  1 First Canadian Place
                  Toronto, Ontario M5X 1B8
                  Attn:  Andrew MacDougall
                  Telecopier: (416) 862-6666

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

10.2     ASSIGNMENT

                  No party may assign its rights or obligations under this Agreement or the Arrangement.

10.3     BINDING EFFECT

                  This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors.

10.4     WAIVER AND MODIFICATION

                  GMI and RJF may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

10.5     NO PERSONAL LIABILITY

         (a) No director or officer of any of the RJF Parties shall have any personal liability whatsoever to GMI under this Agreement, or any other document delivered in connection with the Arrangement on behalf of RJF Parties.

         (b) No director or officer of GMI shall have any personal liability whatsoever to the RJF Parties under this Agreement, or any other document delivered in connection with the Arrangement on behalf of GMI.

10.6     FURTHER ASSURANCES

                  Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

10.7     EXPENSES

         (a) The parties agree that all out-of-pocket expenses of the parties relating to the Arrangement and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors and printing and mailing costs, shall be paid by the party incurring such expenses.

         (b) RJF and GMI represent and warrant to each other that, except for any amounts owing to Berkshire Capital Corporation by GMI, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Arrangement.

10.8     CONSULTATION

                  RJF and GMI agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Arrangement, and to use their respective reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each party shall use its reasonable efforts to enable the other parties to review and comment on all such news releases prior to the release thereof. The parties agree to issue jointly a news release with respect to this Arrangement as soon as practicable following the execution of this Agreement.

10.9     GOVERNING LAW; ARBITRATION

                  Interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal Laws of Canada applicable therein. Any controversy between the Parties regarding this Agreement or any other agreement executed in connection with this Agreement and any claims arising out of this Agreement or its breach or out of any other agreement executed in connection with this Agreement or its breach shall be exclusively resolved by nonappealable binding arbitration conducted in accordance with the provisions of this section, which arbitration may be commenced by either party. The arbitration proceedings shall be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the Canadian Arbitration Association. The arbitrator shall be fluent in English and shall be experienced in matters involving the brokerage and investment banking industry. The arbitration shall be conducted in Toronto, Canada and the arbitrator shall have the right to award actual damages and reasonable attorney fees and costs, but shall not have the right to award punitive, exemplary or consequential damages against either party. The arbitrator shall have the power, but not the obligation, to hire an independent accounting firm or other professional within the financial services sector as an expert in order to assist the arbitrator in issuing findings of fact. It is expressly agreed that the arbitrator shall have the jurisdiction and power to make an interim, partial or final award ordering specific performance, injunction and other equitable remedies. Any arbitral award resulting from such proceeding or settlement in connection therewith shall be held in strict confidence by the parties hereto, unless the disclosure of such award or settlement is required by Law. The parties hereby consent to such venue and personal jurisdiction in such venue. Osler, Hoskin & Harcourt LLP at the address given in section 10.1 is appointed agent for service of process for each of the RJF Parties and Borden Ladner Gervais LLP, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3Y4 Attention: John Warren, Telecopier: (416) 367-6749 is appointed agent for service of process for GMI and the GMI Shareholders in each case at the above addresses or such other addresses in Ontario as such counsel may notify the parties.

10.10    COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.


RAYMOND JAMES FINANCIAL, INC.

                                                     (c/s)
by
  ------------------------------------

by
   -----------------------------------

RAYMOND JAMES HOLDINGS (CANADA), INC.


by                                                   (c/s)
   -----------------------------------

by
   -----------------------------------


GOEPEL MCDERMID INC.


by                                                   (c/s)
   -----------------------------------

by
   -----------------------------------

                                   SCHEDULE 1

                        APPROPRIATE REGULATORY APPROVALS

CANADA
-        consent of the Minister of Finance pursuant to the Bank Act (Canada)

-        change of control approval under the Investment Canada Act (Canada)

- expiration or earlier termination of the waiting period under Part IX of the Competition Act (Canada) and receipt of an advance ruling certificate ("ARC") pursuant to the Competition Act (Canada) or, in the alternative to an ARC, a favourable advisory opinion for the Director of Investigation and Research under the Program of Compliance

- approval of the Investment Dealers' Association ("IDA"), The Toronto Stock Exchange, the Canadian Venture Exchange, the Montreal Exchange and the Winnipeg Stock Exchange regarding the change in name and control of Goepel McDermid Inc.

-        approval of all securities regulators having jurisdiction

- exemption orders from the Canadian securities regulators from the registration and prospectus requirements with respect to the Exchangeable Shares and Retractable Shares.

Such other material authorisations, orders or consents of or, registration, declaration or filing with, any Governmental Authorities as required by or with respect to RJF or GMI in connection with the execution and delivery by RJF and GMI of this Agreement or the Arrangement or any other documents and agreements to be delivered under this Agreement, or consummation by RJF and GMI of the transactions contemplated by this Agreement or the Arrangement.

                                   SCHEDULE 2

                       PLAN OF ARRANGEMENT AND APPENDICES














            SEE SCHEDULE "E" TO THE MANAGEMENT INFORMATION CIRCULAR

                                   SCHEDULE 3

                            ARRANGEMENT RESOLUTIONS

                              SPECIAL RESOLUTIONS

BE IT RESOLVED as a special resolution THAT:

1. the plan of arrangement (the "Arrangement") under section 192 of the Canada Business Corporations Act (the "Act"), in the form attached as
         Schedule 3 to the arrangement agreement (the "Arrangement Agreement") attached as Schedule "D" to the Circular of Goepel McDermid Inc. ("GMI") dated November 27, 2000 (the "Circular"), is hereby authorized, approved and agreed to;

2. notwithstanding the approval by holders of GMI Common Shares (as defined in the Circular) of this Special Resolution or the approval of the Supreme Court of British Columbia, the Board of Directors of GMI, subject to the provisions of the Arrangement Agreement, and without further notice to or approval of the GMI Shareholders, may amend the Arrangement or may decide not to proceed with the Arrangement or revoke this resolution at any time prior to the Arrangement becoming effective pursuant to the provisions of the Act; and

3. any two of the officers of GMI be and are hereby authorized for and on behalf of GMI (whether under its corporate seal or otherwise) to execute and deliver Articles of Arrangement and all other documents and instruments and to take all such other actions as such officers may deem necessary or desirable to implement this resolution and the matters authorized hereby, including the transactions required by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents and other instruments or the taking of any such actions.

                                   SCHEDULE 4

                               SUPPORT AGREEMENT













            SEE SCHEDULE "F" TO THE MANAGEMENT INFORMATION CIRCULAR